Exhibit 10.30

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2019 by and between LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”), and Bing Li, an American citizen whose passport number is (the “Executive”).

WHEREAS, the Company and the Executive desire to establish the terms and conditions of the Executive’s employment with the Company as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions of Sections 7, 8, 9 and 10 hereof, the term of the Executive’s employment with the Company will commence on October 1, 2019 (the “Commencement Date”) and end on the second (2nd) anniversary of the Commencement Date (the “Initial Term”). Unless earlier terminated by the Company or the Executive in accordance with the terms and conditions set forth herein, the Executive’s employment by the Company hereunder shall automatically be renewed for subsequent one (1) year periods (each, a “Renewal Term”). The term “Employment Period” shall mean the Initial Term and, if applicable, the Renewal Term or any shorter period resulting from any termination of service under Sections 7, 8, 9 and 10 hereof.

3. Duties and Responsibilities. The Executive will serve as the Chief Executive Officer (the “CEO”) of the Company. The Executive will perform such duties and services as are customary for the position of CEO in privately-held enterprises similar to the Company and such other duties as may be reasonably assigned to him from time to time by the board of directors of the Company (the “Board”). In furtherance of the foregoing, the Executive hereby agrees to perform faithfully such duties and responsibilities and the other reasonable duties and responsibilities assigned to him from time to time by the Board.

4. Time to be Devoted to Service. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Executive shall devote his entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of his duties to the business of the Company while the Executive is employed by the Company during the Employment Period. During the Employment Period, the Executive will not be engaged in any other business activity that, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder (including without limitation, any activities that present a conflict of interest) without the prior written consent of the Company.

5. Conflict of Interest. The Executive has reviewed with the Board (i) the present directorships and other positions or roles held by the Executive or his associate(s) in all such business organizations or arrangements that may be directly competitive or directly in conflict with the Company and (ii) ownership interests (legal or beneficial, direct or indirect) in another company held by the Executive or his associate(s), schedules of which are listed on Schedule 1 hereto. The Executive agrees to review with the Board any potential directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles with business organizations or arrangements that may be directly competitive or directly in conflict with the Company. Except as set forth in Schedule 1 hereto, the Executive or his associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company or serving as an employee, director, consultant, advisor or member of such other company that may be directly competitive or directly in conflict with the Company until such interest is presented to the Board and the Board consents to such interest or employment.

6. Compensation; Benefits; Reimbursement.

6.1 Base Salary. During the Employment Period, the Executive shall receive as compensation an initial annual base salary of US$550,000 (the “Base Salary”), less any payroll taxes or withholdings legally required or properly requested by the Executive. This Base Salary and all other compensation and reimbursement under the Agreement, may be provided through a human resources service organization, and will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Executive.

6.2 Stock Options. Subject to the Executive’s continued employment with the Company and the Executive’s execution and delivery of Option Agreements in a form acceptable to the Company, the Company shall grant the Executive incentive stock options to purchase up to such number of ordinary shares of the Company as is equal to four percent (4%) of the Company as of immediately following the consummation of the first preferred equity financing of the Company (the “Preferred Seed Closing”) (after giving effect to the Preferred Seed Closing), as follows: (i) following the Preferred Seed Closing, one-half (1/2) shall be granted at a price per share equal to the fair market value of such shares on the date of grant (as determined by the Board) (the “Initial Option Grant”) and (ii) following the consummation of the first preferred equity financing of the Company occurring after the Preferred Seed Closing, the remaining one-half (1/2) shall be granted at a price per share equal to the fair market value of such shares on the date of grant (as determined by the Board) (together with the Initial Option Grant, the “Options”). The Options shall be subject to the terms and conditions of a long-term incentive plan to be adopted by the Company and approved by the Board, as amended from time to time (the “Plan”) and shLianall each vest as to one-third (1/3) immediately upon grant, another one-third (1/3) on the first anniversary of the Commencement Date and the final one-third (1/3) on the second anniversary of the Commencement Date.    The Executive may, from time to time, be entitled to receive additional options to purchase ordinary shares of the Company or its affiliates and other equity-based incentives (including by way of participation in the Plan) as and when determined by the Board, in its sole and exclusive discretion.

6.3 Bonus. At the conclusion of each calendar year during the Employment Period, the Executive may be entitled to receive a performance-based annual bonus with a target equal to 110% of the Base Salary (the “Performance Bonus”), the actual amount of which shall be determined by the Board in its sole and exclusive discretion based on the Board’s evaluation of the Executive’s performance in such calendar year and achievements of goals established annually by the Board after consultation with the Executive. The Executive is eligible to receive an additional annual cash bonus in excess of the Performance Bonus, the amount of which shall be determined by the Board, in its sole and exclusive discretion.

6.4 Fringe Benefits. During the Employment Period, the Executive will be entitled to the fringe benefits that are made available to officers of the Company and such other benefits as are determined by the Board, in its sole and exclusive discretion. In addition, the Executive will be entitled to the specific benefits listed in Schedule 2 attached hereto.

6.5 Reimbursements. During the Employment Period, the Executive will be reimbursed, in accordance with the Company’s expense reimbursement policy as in effect from time to time, for all reasonable traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Executive of appropriate vouchers.

6.6 Deductions. Recognizing that the Executive is an employee for all purposes, the Company or a subsidiary of the Company shall deduct from any compensation payable to the Executive the sums which the Company or such subsidiary is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance and mandatory provident funds, and the Company or such subsidiary shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

7. Involuntary Termination.

7.1 Disability. If the Executive dies, then the Executive’s employment by the Company hereunder shall automatically terminate on the date of the Executive’s death. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Executive’s employment under this Agreement immediately upon giving him notice to that effect. In the case of a Disability, until the Company shall have terminated the Executive’s service in accordance with the foregoing, the Executive will be entitled to receive compensation, at the rate and in the manner provided in Section 6, notwithstanding any such physical or mental disability. Termination pursuant to this Section 7 is hereinafter referred to as an “Involuntary Termination”.

7.2 Substitution. The Board may designate another employee to act in the Executive’s place during any period of Disability suffered by the Executive during the Employment Period. Notwithstanding any such designation, the Executive shall continue to receive the Executive’s Base Salary and benefits in accordance with Section 6 of this Agreement until the Executive becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Executive’s employment, whichever shall first occur.

7.3 Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance (if any), the Executive shall not be entitled to receive any Base Salary under Section 6.1, but shall continue to participate in all other compensation and benefits in accordance with Section 6.4 until the date of the Executive’s termination of employment.

7.4 Verification of Disability. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

8. Termination for Cause. The Company, on recommendation from the Board, may terminate the employment of the Executive hereunder at any time during the Employment Period for Cause (such termination being hereinafter referred to as a “Termination for Cause”) by giving the Executive notice of such termination, upon the giving of which such termination shall take effect immediately. For the purposes of this Agreement, “Cause” means any one of the following grounds: (i) repeated drunkenness or use of illegal drugs which adversely interferes with the performance of the Executive’s obligations and duties in the Company; (ii) the Executive’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws; (iii) gross mismanagement by the Executive of the business and affairs of the Company or any subsidiary of the Company which is reasonably likely to result in a material loss to the Company or any subsidiary of the Company; (iv) material violation of any material terms of this Agreement or the Compliance Agreement (as defined below), which material violation has not been cured (if it is capable of being cured) within thirty (30) days after the Executive receives written notice of such violation; or (v) a conclusive finding by an independent fact finder appointed by the Board for any wilful misconduct or dishonesty by the Executive which is materially detrimental to the interests and well-being of the Company or any subsidiary of the Company, including, without limitation, harm to its business or reputation.

9. Termination without Cause. The Company, on recommendation from the Board, may terminate the employment of the Executive hereunder at any time during the Employment Period without Cause (such termination being hereinafter called a “Termination without Cause”) by giving the Executive notice of such termination. The termination of service under this Section 9 will take effect upon the giving of reasonable advance notice.

10. Termination by the Executive.

10.1 Without Good Reason. Any termination of the employment of the Executive hereunder other than as a result of an Involuntary Termination, a Termination for Cause, a Termination without Cause or a Termination for Good Reason (as defined below) will be referred to hereinafter as a “Voluntary Termination”. A Voluntary Termination will be deemed to be effective following reasonable notice hereof.

10.2 With Good Reason. The Executive may terminate the services of such Executive hereunder at any time for Good Reason by giving the Company written notice of such termination, provided that such notice specifies: (i) the basis for termination and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (a) any material diminution of the Executive’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 7.1) or the assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s then current position; (b) any material breach of the Agreement by the Company which is not cured within ten (10) business day days after written notice thereof is given to the Company; or (c) a relocation of the Executive (other than any relocation requested by the Executive) from the place of initial assignment of the Executive by the Company to a location more than thirty (30) kilometers from such location, other than on a temporary basis not to exceed a period equal to six (6) calendar months.

11. Effect of Termination on Services.

11.1 Voluntary Termination or a Termination for Cause. Upon the termination of the Executive’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Executive nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:

(i)	the unpaid portion of the Base Salary provided for in Section 6.1, computed on a pro rata basis to the date of such termination;

(ii)	reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 6.5; and

(iii)	any other benefits as required by applicable law.

11.2 Involuntary Termination. Upon the termination of the Executive’s employment hereunder pursuant to an Involuntary Termination, neither the Executive nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 11.1(i) hereto;

(ii)

an aggregate amount equal to the Base Salary and fringe benefits for twelve (12) months (the “Severance Payment”), payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 6.1 and 6.4 hereof, plus any additional compensation as may be expressly required under applicable law;

(iii)	reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 6.5; and

(iv)	any other benefits as required by applicable law.

11.3 Other Terminations. Upon the termination of the Executive’s employment hereunder pursuant to a Termination without Cause or a Termination for Good Reason, neither the Executive nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 11.1(i) hereto;

(ii)

the Severance Payment, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 6.1 and 6.4 hereof, plus any additional compensation as may be expressly required under applicable law;

(iii)	reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 6.5; and

(iv)	any other benefits as required by applicable law.

11.4 Change in Control Termination. Upon the termination of the Executive’s employment hereunder pursuant to a Termination without Cause or a Termination for Good Reason within twelve (12) months following a Change in Control, neither the Executive nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 11.1(i) hereto;

(ii)

the Severance Payment, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 6.1 and 6.4 hereof, plus any additional compensation as may be expressly required under applicable law;

(iii)	one hundred percent (100%) accelerated vesting of any then-outstanding unvested stock options or other equity-based incentives granted to the Executive by the Company; and

(iv)	reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 6.5; and

(v)	any other benefits as required by applicable law.

For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)

any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii)	the sale of all or substantially all assets of the Company.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to re-domicile the Company in a jurisdiction other than its original jurisdiction of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. With regard to any payment considered to be nonqualified deferred compensation under Section 409A (as defined below), to the extent applicable, that is payable upon a Change in Control, to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Internal Revenue Code of 1986, as amended, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

11.5 Release. The parties acknowledge and agree that damages which will result to the Executive for Termination without Cause by the Company or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payment shall constitute liquidated damages for any breach of this Agreement by the Company through the date of termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payment, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

12. Indemnification of Executive.

12.1 Indemnification. In the event that (a) the Executive was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Executive’s Corporate Status (as defined below) or (b) the Executive was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Executive’s Corporate Status, the Executive shall be indemnified by the Company against all Expenses (as defined below) and Liabilities (as defined below) incurred or paid by the Executive in connection with such Proceeding (referred to herein as “Indemnifiable Amounts”). For purposes hereof, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of the Executive as an employee and/or director of the Company, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.

12.2 Advancement of Expenses. The Company agrees that the Company shall pay to the Executive all Indemnifiable Amounts incurred by the Executive in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred, provided that the Executive provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that the Executive is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.

12.3 Limitation on Indemnification. The Executive shall not be entitled to any indemnification under this Section 12 if the Executive knowingly violated any duty, responsibility or obligation of the Executive imposed under this Agreement, the Compliance Agreement or any Company policy.

12.4 Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, the Executive shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

13. Compliance Agreement. As a pre-condition to the effectiveness of this Agreement, the Executive agrees to execute and deliver the Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property and Competitive Activities attached hereto as Exhibit A (the “Compliance Agreement”), the terms and conditions of which are specifically incorporated herein by reference. The obligation of the Company to make payments to or on behalf of the Executive under Section 11.2(ii) or Section 11.3(ii) above is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under the Compliance Agreement.

14. Compliance with Anti-Bribery, Anti-Corruption, Etc. The Executive hereby agrees to attend any and all compliance trainings required by the Company and to comply with all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws, including but not limited to the People’s Republic of China Criminal Law, the People’s Republic of China Anti-Unfair Competition Law, the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act (together, “ABAC Policies”), with respect to all activities undertaken on behalf or in connection with the business of the Company, its affiliates or its subsidiaries. The Executive further agrees that the Executive will not, directly or indirectly, offer, authorize, promise, condone or participate in: (a) the making of any gift or payment of anything of value to any public official by any person or entity to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist the Company, its affiliates or its subsidiaries in obtaining or retaining business for, or with, or directing business to, any person or entity, (b) the taking of any action by any person or entity which (i) would violate ABAC Policies, if taken by an entity subject to ABAC Policies, or (ii) could reasonably be expected to constitute a violation of any applicable law, (c) the making of any false or fictitious entries in the books or records of the Company, its affiliates or its subsidiaries by any person or entity, or (d) the using of any assets of the Company, its affiliates or its subsidiaries for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

15. Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 15.

16. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) business days after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 16.

17. Survival. The provisions set forth in Sections 11, 15, 17, 19, 23, 25 and 28 of this Agreement shall survive the termination of this Agreement.

18. Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

19. Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

20. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

21. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

22. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

23. Severability. Subject to the provisions of Section 15 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

24. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.

25. Confidentiality. The Executive agrees not to disclose this Agreement or its terms to any person or entity, other than the Executive’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.

26. Further Assurances. The Executive agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

27. Counterparts. The parties may execute this Agreement in any number of counterparts and, as so delivered, the counterparts shall together constitute one and the same document. The parties agree that each such counterpart is an original and shall be binding upon all of the parties, even though all of the parties are not signatories to the same counterpart.

28. Dispute Resolution.

28.1 Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties.

28.2 The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

28.3 The disputing parties may jointly select one (1) arbitrator, or agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The Chairman of HKIAC shall select the third arbitrator who will act as chairman of the arbitration board. If any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC.

28.4 The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

28.5 Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

28.6 The decision of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement thereof.

28.7 The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

28.8 Any party to the Dispute shall be entitled, without posting any bond, to seek preliminary injunctive relief, temporary restraining order or other temporary relief (if applicable), from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

28.9 During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY:

LianBio By: /s/ Konstantin Poukalov Name: Title:	Address: Tel: Fax: Attn: Email:

EXECUTIVE:

/s/ Bing Li Bing Li	Address: Tel: Fax: Attn: Email:

[Signature Page to Executive Employment Agreement]

SCHEDULE 1

CONFLICT OF INTEREST

(i) Present directorships and other positions or roles held by the Executive or his associate(s) in all such business organizations or arrangements that may be directly competitive or directly in conflict with the Company:

(ii) Ownership interests (legal or beneficial, direct or indirect) in another company held by the Executive or his associate(s):

Company	% Interest

SCHEDULE 2

SPECIFIC FRINGE BENEFITS

The fringe benefits listed below shall be provided to the Executive and his eligible dependents (the “Covered Persons”) by the Company in accordance with Section 6.4 of the Executive Employment Agreement dated as of September 26, 2019 (the “Executive Employment Agreement”) by and between LianBio and Bing Li. All terms not otherwise defined below shall have the meanings ascribed to such terms in the Executive Employment Agreement.

1.

The Covered Persons’ monthly premiums for health insurance will be reimbursed, less in each month the amount of the Covered Persons’ most recent monthly contribution to such premiums prior to the date of this Agreement, until such time as the Covered Persons obtains health insurance coverage from a plan sponsored by the Company (in which case the Covered Persons shall be eligible to participate in such plan on the terms more favorable than as are made available to other employees and eligible dependents of the Company). The Company will use commercially reasonable efforts to cause the Covered Persons to be enrolled into a health insurance plan sponsored by the Company within a reasonable period of time following the Commencement Date; and

2.

The Executive will be paid or reimbursed for the premiums for (i) a short-term disability insurance policy providing coverage for the full amount of the Executive’s Base Salary for a period of ninety (90) days and (ii) any long term disability coverage which the Executive may obtain, the premiums for which shall be comparable to premiums paid for similar insurance coverage for similarly situated employees.

The benefits listed below shall be provided to the Executive by the Company in accordance with the Executive Employment Agreement, but shall in no event be provided after the termination of the Executive’s employment with the Company. All terms not otherwise defined below shall have the meanings ascribed to such terms in the Executive Employment Agreement.

3.

During the Employment Period, the Company shall provide corporate housing to the Executive in, or rent reimbursement for, a Company-approved residential apartment in Shanghai, China, the specific facilities and accommodations of which shall be determined by the Company in its sole discretion.

4.

During the Employment Period, the Company shall provide, or reimburse the Executive for, one round-trip business class air transportation per year and reasonable accommodation expenses for each of the Executive’s immediate family members to visit China.

EXHIBIT A

AGREEMENT REGARDING CONFIDENTIALITY, TRADE SECRETS,

INTELLECTUAL PROPERTY AND COMPETITIVE ACTIVITIES

EXHIBIT A

TERMINATION CERTIFICATE

A-1

EXHIBIT B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

B-1